Exhibit 10.6

EXECUTION COPY

AMENDED AND RESTATED INSURANCE AND INDEMNITY AGREEMENT

among

CAPITAL MARKETS ASSURANCE CORPORATION

TRIPLE-A ONE FUNDING CORPORATION

MERRILL LYNCH COMMERCIAL FINANCE CORP.

individually and as a Managing Agent

MBIA INSURANCE CORPORATION

as Insurer, Collateral Agent and a Managing Agent

NATIONAL AUSTRALIA BANK LIMITED

as Agent for the Liquidity Banks

and as an Insured Party

and

HPSC BRAVO FUNDING, LLC.

Dated as of June 19, 2003

This Amended and Restated Insurance and Indemnity Agreement has been entered into by the parties hereto in connection with the Third Amended and Restated Lease Receivables Purchase Agreement among HPSC Bravo Funding, LLC, a Delaware limited liability company, HPSC, Inc., a Delaware corporation, Triple-A One Funding Corporation, a Delaware corporation, Merrill Lynch Commercial Finance Corp., a Delaware corporation, MBIA Insurance Corporation, a New York insurance corporation, and Capital Markets Assurance Corporation, a New York Stock insurance company.

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AMENDED AND RESTATED INSURANCE AND INDEMNITY AGREEMENT

This AMENDED AND RESTATED INSURANCE AND INDEMNITY AGREEMENT (“Insurance Agreement”), dated as of June 19, 2003, by and among CAPITAL MARKETS ASSURANCE CORPORATION, a New York stock insurance company (“CapMAC”), TRIPLE-A ONE FUNDING CORPORATION, a Delaware corporation (“Triple-A”), MERRILL LYNCH COMMERCIAL FINANCE CORP., a Delaware corporation (“Merrill”), individually and as a “Managing Agent” under the Receivables Purchase Agreement referred to below, MBIA INSURANCE CORPORATION, a New York stock insurance company (“MBIA”), as Insurer and in its capacity as a Managing Agent and as Collateral Agent (the “Collateral Agent”) under the Receivables Purchase Agreement referred to below, NATIONAL AUSTRALIA BANK LIMITED (“NAB”), as agent (the “Liquidity Agent”) for the Liquidity Banks (as hereinafter defined) and as an “Insured Party” (as hereinafter defined), and HPSC BRAVO FUNDING, LLC, a Delaware limited liability company (the “Seller”).

PRELIMINARY STATEMENTS

WHEREAS, the parties hereto (other than Merrill and MBIA) are parties to an Insurance and Indemnity Agreement dated as of January 31, 1995 (the “Prior Insurance Agreement”), whereby CapMAC issued certain “Surety Bonds” (as defined therein) for the benefit of Triple-A and the Liquidity Agent and issued certain “Swap Bonds” for the benefit of the Seller; and

WHEREAS, the parties hereto (other than NAB) are entering into a Third Amended and Restated Lease Receivables Purchase Agreement of even date herewith (as amended or modified from time to time thereafter, the “Receivables Purchase Agreement”) pursuant to which each of Triple-A and Merrill may from time to time purchase interests in certain lease receivables and related assets owned by the Seller; and

WHEREAS, the sale and financing transactions guaranteed by CapMAC under the Prior Insurance Agreement are being amended and restated under the Receivables Purchase Agreement and Merrill will be acquiring certain rights of Triple-A under the pre-existing receivables purchase facility between Triple-A and the Seller; and

WHEREAS, the rights and obligations of CapMAC as”Collateral Agent” under the Prior Insurance Agreement and related documents are being assigned to and assumed by MBIA;

WHEREAS, Triple-A will fund Capital under the Receivables Purchase Agreement through the issuance and sale of its short-term promissory notes in the commercial paper market (any such notes issued to fund any such Capital  being the “Transaction Commercial Paper Notes”) and pay the Transaction Commercial Paper Notes from, among other things, payments on such loans and advances under the “Liquidity Facility” (as hereinafter defined); and

WHEREAS, MBIA is authorized to transact a surety and insurance business in the State of New York and shall, upon entering into this Insurance Agreement, subject to the conditions set forth below, issue (i) to Triple-A an insurance policy in the form of Exhibit A hereto (as amended from time to time, the “Triple-A Insurance Policy”) guaranteeing the repayment of all outstanding Capital funded by Triple-A under the Receivables Purchase Agreement, together with Yield thereon; (ii) to the Liquidity Agent an insurance policy in the form of Exhibit B hereto (as amended from time to time, the “Liquidity Insurance Policy”) guaranteeing the advances made by the Liquidity Banks under the Liquidity Facility, together with interest owing thereon and (iii) to Merrill an insurance policy in the form of Exhibit C hereto (as amended from time to time, the “Merrill Insurance Policy”) guaranteeing the repayment of all outstanding Capital funded by Merrill under the Receivables Purchase Agreement, together with Yield thereon; and

WHEREAS, the parties hereto wish to amend and restate the Prior Insurance Agreement and enter into this Insurance Agreement in order to, among other things, specify conditions precedent to the issuance by MBIA of the insurance policies referenced in the preceding paragraph and to provide for certain other matters related thereto;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained, CapMAC, the Seller, Triple-A, Merrill, MBIA (including in its capacities as Managing Agent and as Collateral Agent), and the Liquidity Agent on behalf of the Liquidity Banks agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  General Definitions.  As used in this Insurance Agreement, the following terms shall have the meanings provided herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Receivables Purchase Agreement (including Appendix A thereto).

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person (it being understood that an ING Receivables Interest in any Purchased Asset shall not constitute an Adverse Claim within the meaning of this Agreement).

“Assigned Assets” has the meaning given to such term in Section 3.01 hereof.

“Assignment Obligation” has the meaning given to such term in Section 3.01 hereof.

“Bankruptcy Code” means Title 11 of the United States Code as now constituted or as hereafter amended, or any successor law.

“Collateral Agent” has the meaning given to such term in the first paragraph hereof.

“Commercial Paper Notes” means the short-term commercial paper notes issued from time to time by Triple-A, including the Transaction Commercial Paper Notes.

“Controlling Beneficiary” shall mean MBIA unless an Insurer Default has occurred and is continuing in which event the Majority Managing Agents shall be the

Controlling Beneficiary; provided that if the Liquidity Security Agreement is then in effect and the Trigger Date (as defined in the Liquidity Security Agreement) has occurred, the Liquidity Collateral Agent shall be deemed to be the Managing Agent on behalf of Triple-A for purposes of determining who is the Controlling Beneficiary.

“Debt” means for any Person (i) all obligations of such Person for borrowed money, all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, including letters of credit, banker’s acceptances and similar instruments, all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, and all obligations of such Person under leases which have been or should be, in accordance with generally accepted accounting principles, classified as a liability on the balance sheet of such Person, (ii) all indebtedness or other obligations of any other Person of the type specified in clause (i) above, the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss and (iii) in the case of Triple-A, all indebtedness or other obligations of any other Person of the type specified in clause (i) or (ii) above secured by (or for which the holder of such indebtedness has an existing right contingent or otherwise, to be secured by) any lien, claim or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by Triple-A, whether or not Triple-A has assumed or becomes liable for the payment of such indebtedness or obligations.

“Event of Termination” has the meaning given to such term in the Sale  Agreement.

“Facility Documents” means the “Facility Documents” as defined in the Receivables Purchase Agreement together with the Liquidity Agreement, the Liquidity Security Agreement and all agreements and documents executed by Triple-A in connection therewith.

“Insurance Policies” means, collectively, the Triple-A Insurance Policy, the Liquidity Insurance Policy, the Merrill Insurance Policy and any Swap Policies issued by MBIA.

“Insured Party” has the meaning set forth in Section 3.01 hereof.

“Liquidity Agent” has the meaning given to such term in the first paragraph hereof.

“Liquidity Agreement” means the Second Amended and Restated Liquidity Agreement of even date herewith, among Triple-A, the Liquidity Agent and the financial institutions parties thereto from time to time as “Liquidity Banks”, as the same may be amended, modified, or supplemented from time to time.

“Liquidity Banks” has the meaning given to such term in the definition of “Liquidity Agreement.”

“Liquidity Collateral Agent” has the meaning given to such term in the Liquidity Security Agreement.

“Liquidity Facility” means the revolving line of credit described in the Liquidity Agreement.

“Liquidity Obligations” has the meaning given to such term in the Liquidity Agreement.

“Liquidity Security Agreement” means the Amended and Restated Liquidity Security Agreement of even date herewith among Triple-A, MBIA, CapMAC, Banco Santander Central Hispano, S.A. and NAB as the Liquidity Agent and as the Liquidity Collateral Agent, as such agreement may be amended from time to time.

“Notice for Payment” means any notice received by MBIA pursuant to an Insurance Policy demanding payment under such Insurance Policy.

“Option” has the meaning given to such term in Section 3.02 hereof.

“Option Price” means a price equal to (i) in the case of Merrill, the aggregate amount of the Capital, Yield and all other amounts then accrued and unpaid or otherwise owed to Merrill under the Receivables Purchase Agreement and (ii) in the case of Triple-A, the greater of (x) the aggregate amount of the Capital, Yield and all other amounts then accrued and unpaid or otherwise owed to Triple-A under the Receivables Purchase Agreement and (y) the Liquidity Obligations; and (iii) in the case of the Liquidity Agent, the Liquidity Obligations.

“Payout Date” means:

(a)                                  with respect to Merrill, the earliest date on which each of the following has occurred: (i) the Termination Date has occurred, (ii) Merrill has received from the Seller and/or MBIA repayment of all aggregate outstanding Capital funded by it together with Yield thereon, and (iii) MBIA has satisfied all payment obligations under the Merrill Insurance Policy, exclusive of the obligations with respect to Preference Amounts; and

(b)                                 with respect to Triple-A and the Liquidity Agent, the earliest date on which each of the following has occurred: (i) the Liquidity Commitment Termination Date, (ii) all Liquidity Obligations have been paid in full, and (iii) MBIA has satisfied all payment obligations under the Liquidity Insurance Policy, exclusive of the obligations with respect to Preference Amounts.

“Periodic Premium” means the premium payable to MBIA pursuant to the MBIA Fee Letter.

“Preference Amounts” with respect to any Insurance Policy has the meaning given to such term in such Insurance Policy.

“Receivables Program” means any program involving the issuance of Commercial Paper Notes, medium term notes, bonds or other obligations, the proceeds of which are used to purchase, or fund financing secured by, whole or partial interests in pools of, or whole or partial interests in, accounts or notes receivable or other obligations under circumstances similar to the circumstances contemplated by this Insurance Agreement, the Insurance Policies and the other Facility Documents.

“Swap Bonds” means any “Swap Bonds” issued by CapMAC under the Prior LRPA which are not amended and restated through issuance of a Swap Policy.

“Surety Bonds” has the meaning given to such term in the Prior Insurance Agreement.

“Termination Notice” has the meaning given to such term in Section 6.07 hereof.

“Triple-A Managing Agent” means MBIA in its capacity as the “Administrative Agent” for Triple-A and/or in its capacity as a Managing Agent on behalf of Triple-A under the Receivables Purchase Agreement.

SECTION 1.02  Other Terms.  The words “herein,” “hereby,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, refer to this Insurance Agreement in its entirety and not to any particular paragraph, clause, or other subdivision, unless otherwise specified.  Any references herein to Exhibits, Schedules, Sections, or Articles are references to Exhibits, Schedules, Sections, or Articles of this Insurance Agreement, unless otherwise specified.

ARTICLE II

THE INSURANCE POLICIES AND PREMIUM

SECTION 2.01  Insurance Policies.  MBIA agrees, subject to the conditions hereinafter set forth, to issue the Insurance Policies.

SECTION 2.02  Fees.  The Seller will pay, or cause to be paid, to MBIA, the Periodic Premium when due in accordance with the MBIA Fee Letter.

SECTION 2.03  Conditions Precedent to Issuance of the Insurance Policies.  The obligations of MBIA under this Insurance Agreement, including its obligation to issue the Insurance Policies, are subject to the following conditions precedent:

(a)                                  No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court which would make the transactions contemplated by this Insurance Agreement or any of the other Facility Documents illegal or otherwise prevent the consummation hereof and thereof;

(b)                                 This Insurance Agreement and all other Facility Documents shall have been duly executed and delivered by each of the parties thereto (with an executed copy of each such document delivered to MBIA) and shall be in form and substance satisfactory to MBIA;

(c)                                  MBIA shall have received an executed copy of all legal opinions, certificates and other documents which MBIA may reasonably request, including, without limitation, opinions and certificates of Triple-A and the Seller, and shall have approved the form and substance of each legal opinion, certificate, and other document required to be furnished by Triple-A or the Seller under the Facility Documents;

(d)                                 MBIA shall have received any information which MBIA shall have reasonably requested regarding the Seller, the Receivables, the Facility Documents and all other financing arrangements with respect thereto, and MBIA shall have approved and accepted all such matters; and

(e)                                  MBIA shall have received payment of all amounts to be paid to it under the MBIA Fee Letter as of such date.

ARTICLE III

ASSIGNMENT; RIGHTS IN FURTHERANCE OF SUBROGATION

SECTION 3.01  Assignment Obligation.  (a) In consideration for the issuance of each Insurance Policy, each of Triple-A, Merrill and the Liquidity Agent, on behalf of the Liquidity Banks (collectively, the “Insured Parties” and each an “Insured Party”) hereby agrees that if a payment is made to such Insured Party under an Insurance Policy, such Insured Party shall, on the Payout Date for such Insured Party, respectively, transfer, assign, and convey to MBIA all of its respective right, title and interest in the following:

(i)                                     the Receivables Purchase Agreement;

(ii)                                  the Purchased Assets and all other rights and interests in property created in favor of such Insured Party pursuant to the Receivables Purchase Agreement;

(iii)                               all UCC Financing Statements filed against the Seller and the Originator in connection with the Receivables Purchase Agreement;

(iv)                              all other Facility Documents; and

(v)                                 all other documents, instruments, agreements and property relating to the foregoing;

and, in addition, the Liquidity Agent, on behalf of the Liquidity Banks, shall, on the Payout Date for the Liquidity Agent, assign to MBIA all right, title and interest in and to the Advances made under and as defined in the Liquidity Agreement (collectively, all of the foregoing property and interests in property being, the “Assigned Assets”) (the obligations of the Insured Parties to transfer, assign, and convey the Assigned Assets are herein collectively referred to as the “Assignment Obligation”).  Each Insured Party agrees that the transfer, assignment and conveyance of its interest in the Assigned Assets shall become effective automatically on the applicable Payout Date, without any further act by MBIA or such Insured Party or the Managing Agents; provided, however, that MBIA may request any Insured Party to execute and deliver to MBIA, on or after the applicable Payout Date, an assignment substantially in the form of Exhibit D hereto.  The Insured Parties further agree that any payments made by MBIA under the Insurance Policies or under Section 3.02 hereof will not be deemed to discharge the Seller of its obligation to pay such amounts and will therefore not be deemed to reduce the Capital, Yield or any other amount payable by the Seller under the Receivables Purchase Agreement.

SECTION 3.02  Option to Purchase.

(a)                                  Each Insured Party hereby grants to MBIA an option (each, an “Option”), in lieu of making a payment to such Insured Party under the applicable Insurance Policy, to purchase, at any time after the presentation of a Notice for Payment by or on behalf of such Insured Party, all of such Insured Party’s respective right and title to, and interest in the Assigned Assets, at the applicable Option Price owed to such Insured Party.  Payments made by MBIA of the Option Price shall be made in immediately available funds to the applicable Insured Party by 2:00 p.m. New York City time on the second day next succeeding the date of receipt of a Notice for Payment, and all calculations of amounts of the Capital, Yield, and all other amounts then accrued and unpaid or otherwise outstanding under the Receivables Purchase Agreement shall be made as of such day.  Each of the Options is irrevocable by any Insured Party for so long as MBIA has any liability under any Insurance Policy.  MBIA may exercise any of the Options by telephonic notice confirmed in writing by MBIA to the applicable Insured Party  immediately thereafter.

(b)                                 Any purchase pursuant to the exercise of any of the Options hereunder will be without recourse to any Insured Party other than for a breach by such Insured Party of a representation that all its right, title, and interest in and to such Assigned Assets have passed to MBIA free and clear of any Adverse Claim created by or arising as a result of actions by such Insured Party.

(c)                                  Simultaneously with the payment of the Option Price, the applicable Insured Party will deliver an assignment substantially in the form of Exhibit D hereto to MBIA as evidence of the Assigned Assets sold pursuant to such Option.

SECTION 3.03  Reimbursement; Rights of Subrogation; Further Assurances.

(a)                                  In accordance with Section 6.11(f) of the Receivables Purchase Agreement, MBIA shall be entitled to reimbursement from the Seller for any payment made under any Insurance Policy or for any payment made under Section 3.02 hereof, which reimbursement shall be payable to MBIA on the date that any amount is to be paid pursuant to a Notice for Payment.  Such reimbursement shall be made in an amount (the “Repayment Amount”) equal to (i) the sum of the amount paid or to be paid under any Insurance Policy or under Section 3.02 hereof and all such amounts previously paid by MBIA that remain unreimbursed plus (ii) interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect of any unpaid amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Base Rate plus two percent (2.0%).  Such reimbursement shall be subject to the priority of payments set forth in the Receivables Purchase Agreement as set forth therein.

(b)                                 The interests, rights, and remedies of MBIA described in Sections 3.01, 3.02, 3.03(a) and 5.01 and of this Insurance Agreement are in addition to, and not in lieu of, MBIA’s equitable rights of subrogation, and MBIA reserves all of such rights.  Each of the Insured Parties and the Collateral Agent agrees to take, or cause to be taken, all actions deemed desirable by MBIA to preserve, enforce, perfect, or maintain the perfection in MBIA’s favor of such interests, rights, and remedies and such equitable rights of subrogation.  Each of the Insured Parties and the Collateral Agent agrees to promptly and duly take, execute, acknowledge, and deliver such further acts, documents, instruments and assurances as MBIA may from time to time reasonably request to more effectively evidence any assignments under Section 3.01 or 3.02, respectively, and to perfect all of MBIA’s other rights as against the Seller.

SECTION 3.04  No Recourse.  No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Insurance Agreement against any shareholder, employee, officer, director, or incorporator of any Insured Party except for any claim arising out of the gross negligence or willful misconduct of such shareholder, employee, officer, director, or incorporator of such Insured Party.  The provisions of this Section 3.04 shall survive the termination of this Insurance Agreement.

ARTICLE IV

COVENANTS, REPRESENTATIONS AND WARRANTIES

SECTION 4.01  Affirmative Covenants of Triple-A, the Triple-A Managing Agent and the Collateral Agent.  Each of Triple-A, and each of the Triple-A Managing Agent and the Collateral Agent (to the extent MBIA is no longer the Triple-A Managing Agent or the Collateral Agent, as applicable), hereby covenants and agrees that during the term of this Insurance Agreement it will:

(a)                                  Reports.  Furnish to MBIA (unless already received by MBIA) promptly after receipt thereof, a copy of each certificate, report, statement, notice, demand, or other communication received by it from any Person in connection with the Transaction Commercial Paper Notes, this Insurance Agreement or any Facility Document.

(b)                                 Other Information.  Furnish to MBIA the following (unless already received by MBIA):

(i)                                     within one Business Day after obtaining actual knowledge of the occurrence of an Event of Termination or a Wind-Down Event, notice of such event, and immediately after receiving any certificate, report, statement, notice, or other communication from the Seller relating to any such event, a copy of any such communication;

(ii)                                  within one Business Day after receipt thereof, a copy of each Settlement Report furnished by the Servicer;

(iii)                               within one Business Day after receipt thereof, such information received by it pursuant to the Receivables Purchase Agreement respecting the business, properties or the condition or operations, financial or otherwise, of the Seller; and

(iv)                              such other information available to it and relating to the Receivables Purchase Agreement, as MBIA may from time to time reasonably request in writing.

(c)                                  Audits.  Upon written request by MBIA, in the event MBIA is neither the Collateral Agent nor the Managing Agent for Triple-A,

(i)                                     permit MBIA to participate in any audit conducted by the Collateral Agent or the Managing Agent for Triple-A pursuant to Section 5.01(c) of the Receivables Purchase Agreement; and

(ii)                                           at any time on or after any Event of Termination or a Wind-Down Event, cause notice requesting an audit to be given to the Seller and permit MBIA to participate in such audit.

MBIA’s participation in any audit pursuant to this Section 4.01(c) shall include, without limitation, scheduling of such audit, selection of the scope and methodology of such audit and the auditor’s report, and review by MBIA and its accountants of the work papers, books and records examined by the auditors in the course of their audit.  In addition, the Collateral Agent shall notify MBIA at least five Business Days prior to undertaking any audit.

SECTION 4.02  Negative Covenants of Triple-A, Merrill, the Triple-A Managing Agent and the Collateral Agent.  Each of (x) Triple-A, (y), solely with respect to paragraphs (a), (e), (f), (g) and (h), the Triple-A Managing Agent and the Collateral Agent (to the extent MBIA is no longer the Triple-A Managing Agent or the Collateral Agent, as applicable) and (z) solely with respect to paragraphs (e) and (f), Merrill, agrees and covenants that, without MBIA’s prior written consent, it will not during the term of this Insurance Agreement:

(a)                                  Liens.  Create, incur or assume any Adverse Claim upon or with respect to any Purchased Asset or other Collateral other than pursuant to any of the Facility Documents.

(b)                                 Mergers, Sales of Assets.  Merge into or consolidate with any Person or assign, transfer, sell, or otherwise dispose of all or any part of its property or assets to any Person other than in the ordinary course of business.

(c)                                  Limited Business.  Engage in any business or other activity, directly or indirectly (including through a subsidiary), except Receivables Programs (including such activities as may be incidental thereto) that, at the inception of each such Receivables Program, are rated at least A-1 by Standard & Poor’s Ratings Group (“S&P”), P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or the approximate equivalent as approved in writing by MBIA.

(d)                                 Creation of Indebtedness.  Create, incur, assume, or suffer to exist any Debt other than with respect to any Facility Document or any Receivables Program complying with paragraph (c) above, except for (i) obligations, if any, under agreements for the purchase of receivables or interests therein or loans secured by receivables or interests therein; (ii) payments with respect to Commercial Paper Notes and any other rated indebtedness; (iii) indebtedness hereunder, (iv) unsecured indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding indebtedness incurred through the borrowing of money or guaranties); (v) indebtedness in respect of taxes, assessments or governmental charges, and indebtedness in respect of claims for labor, materials or supplies to the extent that the nonpayment thereof shall result in the creation of a Lien; and (vi) interest rate swaps, caps, collars or similar agreements or arrangements designed to protect Triple-A against fluctuations in interest rates.

(e)                                  Impairment of Rights.  Take any action not required by law, or fail to take any lawful action, if such action or failure to take such action will interfere with the enforcement of any rights of MBIA hereunder or under any Facility Document, other than actions directly relating to or resulting from any breach of any obligation of MBIA hereunder or under any Insurance Policy.

(f)                                    Amendments or Waivers.  Amend, waive or otherwise modify, after the date hereof, any provision of the Facility Documents, including, without limitation, any waiver of any Event of Termination or Wind-Down Event or any of the eligibility criteria set forth in the definition of “Eligible Receivable” in the Definitions List attached to the Receivables Purchase Agreement.

(g)                                 MBIA Information.  Include in any information memorandum for the Transaction Commercial Paper Notes or any loan syndication memorandum, correspondence or other communication relating to the Receivables (as applicable), any information concerning MBIA that is not supplied or consented to in writing by MBIA expressly for inclusion therein.

(h)                                 Delegation of Obligations.  Delegate in whole or in part, except to MBIA, any of its obligations under this Insurance Agreement.

SECTION 4.03  Affirmative Covenants of MBIA.  MBIA agrees and covenants with each Insured Party that during the term of this Insurance Agreement it will:

(a)                                  Compliance with Laws.  Comply with all applicable laws, rules, regulations and orders to the extent that noncompliance would have a material adverse effect upon it, its business or its properties.

(b)                                 Corporate Existence.  Maintain its corporate existence and at all times continue to be a corporation organized under the laws of the State of New York, duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the conduct of its business or on the performance of its obligations under this Insurance Agreement or the Insurance Policies.

(c)                                  Financial Statements.  Provide to each Managing Agent as soon as available and in any event within 120 days after the end of each fiscal year of MBIA, a copy of MBIA’s financial statements, as delivered to the Superintendent of Insurance for the State of New York, for such fiscal year then ended.

SECTION 4.04  Representations and Warranties of MBIA.  MBIA represents and warrants to the Insured Parties that:

(a)                                  Due Organization.  It is a duly incorporated and subsisting New York insurance corporation authorized under an effective certificate of authority to do business in the State of New York, and in each jurisdiction where the failure to be so authorized under an effective certificate of authority would have a material adverse effect on MBIA’s performance of its obligations under this Insurance Agreement, the Insurance Policies or the other Facility Documents to which it is a party, individually or taken as a whole.

(b)                                 Power and Authority.  MBIA has all necessary power and authority to execute and deliver this Insurance Agreement and each Facility Document to which it is a party, to issue the Insurance Policies and to perform all of its obligations hereunder and thereunder.

(c)                                  Due Authorization.  The execution, delivery, and performance by MBIA of this Insurance Agreement, the Insurance Policies and the other Facility Documents to which it is a party:

(i)                                     have been duly authorized by all necessary corporate action; and

(ii)                                  do not require any approvals or consents of, or any notice to or filing with, any person or governmental agency or department (except for filings with the Insurance Department of the State of New York, all of which have been made), the failure to obtain or make which would have a material adverse effect on MBIA’s performance of its obligations under this Insurance Agreement, the Insurance Policies or the other Facility Documents to which it is a party, individually or taken as a whole.

(d)                                 Valid and Binding Agreement.  This Insurance Agreement, the Insurance Policies and the other Facility Documents to which MBIA is a party, when executed and delivered by all the parties thereto, will constitute the legal, valid and binding obligations of MBIA, enforceable against MBIA in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, conservation, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

(e)                                  No Conflict.  The execution, delivery and performance of this Insurance Agreement, the Insurance Policies and the other Facility Documents to which MBIA is a party do not contravene (i) MBIA’s charter or by-laws, (ii) any law, rule or regulation applicable to MBIA, (iii) any material indenture, loan or credit agreement or other instrument binding on MBIA or its property or (iv) any order, writ, judgment, award or injunction binding on oraffecting MBIA.

(f)                                    No Litigation.  There are no actions, suits or proceedings at law or in equity by or before any governmental authority now pending, or, to MBIA’s knowledge, threatened, against MBIA or its property which purport to challenge the legality, validity or enforceability of this Insurance Agreement or the other Facility Documents to which MBIA is a party or which may reasonably be expected to have a material adverse effect on MBIA’s ability to perform its obligation under this Insurance Agreement, the Insurance Policies or the other Facility Documents to which it is a party, individually or taken as a whole.

ARTICLE V

FURTHER AGREEMENTS

SECTION 5.01  Right of Controlling Beneficiary to Direct Actions of the Insured Parties and the Agents.  Each of the Insured Parties and each Agent agrees that, following the Controlling Beneficiary’s written request, it will take or refrain from taking any action, and exercise or refrain from exercising any rights of such Person under the Facility Documents in the manner described in the Controlling Beneficiary’s written request; provided, however, that (i) the obligation of such Insured Party or Agent to take or refrain from taking, or to exercise or refrain from exercising any such action or rights shall be limited to those actions and rights that can be exercised or taken (or not exercised or taken, as the case may be) in full compliance with the provisions of the Facility Documents and applicable law and (ii) to the extent that a Facility Document expressly grants an Insured Party or an Agent the right to consent to any amendments or waivers, nothing in this Section 5.01 shall override the terms of such Facility Document.  Without limiting the generality of the preceding sentence, each Insured Party and each Agent agrees that, subject to the proviso clause in the preceding sentence, it will, upon the Controlling Beneficiary’s prior written request following the occurrence of the respective events or conditions described below, take, or cause to be taken, the following actions:

(i)                                     upon a Servicing Termination Event, designate a Person selected by the Controlling Beneficiary as the Successor Servicer under the Sale Agreement and the Receivables Purchase Agreement;

(ii)                                  upon an Event of Termination or Wind-Down Event and the replacement of the Servicer as provided in clause (i) above, (a) declare an Event of Termination and/or Wind-Down Event, (b) instruct the Collection Account Bank to remit all funds on deposit therein on a daily basis to the Collateral Agent or its designee, (c) determine that the Purchasers shall cease to fund Purchases under the Receivables Purchase Agreement, (d) pursuant to the Receivables Purchase Agreement, direct the Servicer to commence or settle any legal action to enforce collection of any Receivables or to enforce, foreclose upon or repossess any Receivable, and (e) notify account debtors on Receivables to make payments thereon as designated by the Controlling Beneficiary and exercise all other remedies of the Purchasers, the Managing Agents and/or the Collateral Agent on its behalf set forth in the Receivables Purchase Agreement; and

(iii)                               request from the Seller, under the Receivables Purchase Agreement, any information, documents, records, or reports respecting the Purchased Assets or the conditions or operations, financial or otherwise, of the Seller as the Controlling Beneficiary may specify from time to time.

SECTION 5.02  MBIA Obligations Absolute.  The obligations of MBIA under the Insurance Policies are absolute and unconditional as set forth therein.

SECTION 5.03  Liability of MBIA.  Each Insured Party and each Agent agrees that neither MBIA, any of its Affiliates, nor any of their respective officers, directors, or employees, is or will be liable or responsible for (except to the extent of its own or their gross negligence or willful misconduct):

(a)                                  the use which may be made of the Insurance Policies by another Person, or for any acts or omissions of such other Person in connection therewith; or

(b)                                 the validity, sufficiency, accuracy, or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

provided, that nothing in this Section 5.03 shall relieve MBIA from any obligation to pay under the Insurance Policies.  In furtherance and not in limitation of the foregoing, MBIA may accept documents that appear on their face to be in order, without responsibility for further investigation.

SECTION 5.04  Reimbursement of Expenses.  The Seller hereby agrees to pay to MBIA, and each Agent agrees to remit to MBIA, promptly upon receipt by such Agent of any amount in respect of any of the following, in each case after written demand therefor by MBIA, all reasonable out-of-pocket costs, expenses, and disbursements, including attorneys’ fees and expenses and other costs and expenses incurred by MBIA in connection with the preparation, execution, delivery, administration, modification, amendment, termination, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Insurance Agreement, each of the other Facility Documents to which it is a party, and any other agreement related to the foregoing (including, without limitation, any initial and ongoing audit expenses of MBIA incurred in connection with this transaction), and each Agent agrees to pay over to MBIA any amounts received by it under the Receivables Purchase Agreement in respect of any such demand for payment by MBIA.  Without prejudice to the foregoing, the Seller agrees that in the event that MBIA seeks to enforce any of its rights under the Facility Documents against the Seller, and Triple-A agrees that in the event that MBIA seeks to enforce any of its rights hereunder against Triple-A, then, in either such event, the Seller or Triple-A, as applicable, shall remit to MBIA, after written demand therefor, all reasonable out-of-pocket costs, expenses, and disbursements, including attorneys’ fees and expenses and other costs and expenses incurred by MBIA in connection with the enforcement of such rights.  The reimbursement provisions of this Section 5.04 will survive the termination of this Insurance Agreement.

SECTION 5.05  No Proceedings.  Each of MBIA, the Seller, the Insured Parties and each Agent hereby agrees (which agreement shall, pursuant to the terms of this Insurance Agreement, be binding upon its successors and assigns) that it shall not institute against, or join any other Person in instituting against, Triple-A any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after payment in full of the latest maturing Commercial Paper Notes or other rated indebtedness issued by it (whether or not issued to fund Receivables Purchases or the maintenance of Capital under the Receivables Purchase Agreement).

SECTION 5.06  Litigation.  Each Insured Party and each Agent (but without duplication) shall (i) provide written notice to the Controlling Beneficiary immediately upon obtaining actual knowledge of the commencement of any judicial proceeding (including, without limitation, bankruptcy, insolvency, receivership, and other such proceedings) which relates to, or arises in connection with, the Receivables Purchase Agreement, the Purchased Assets or the Transferred Assets (each, a “Relevant Proceeding”); (ii) consult with the Controlling Beneficiary with respect to, and permit the Controlling Beneficiary to participate in, any discussions and decisions relating to any such Relevant Proceeding with a view towards minimizing the potentially adverse effect that such Relevant Proceeding may have on the Controlling Beneficiary’s interest in the Transferred Assets, the Purchased Assets or the Receivables Purchase Agreement and (iii) not agree to any settlement of any such Relevant Proceeding without the Controlling Beneficiary’s prior written consent.  The Controlling Beneficiary may elect at any time after receipt of the notice described in the first sentence of this Section 5.06, to assume responsibility for and control over the Relevant Proceeding.  Such election shall be made by delivery to the Insured Parties and the Collateral Agent of a written notice thereof, signed by the Controlling Beneficiary, which notice shall contain the Controlling Beneficiary’s agreement to assume responsibility for, and not seek reimbursement from any Insured Party or Agent for, any claims, demands, liabilities, damages, losses, costs, and expenses (including attorneys’ fees and expenses accrued only after the date the Controlling Beneficiary assumed control over such Relevant Proceeding) that may be incurred by the Controlling Beneficiary in connection with such Relevant Proceeding.

SECTION 5.07  Indemnification.  In addition to any and all rights of reimbursement, subrogation or any other rights pursuant hereto or under law or equity, and without limiting any reimbursement, subrogation or indemnification right of MBIA under any other Facility

Document, the Seller hereby agrees to pay, indemnify, and hold MBIA and its affiliates and the officers, directors, employees of MBIA or any such affiliates (each an “Indemnitee”) harmless from and against any and all out-of-pocket liabilities (including penalties), obligations, losses, damages, actions, suits, demands, claims, judgments, taxes, costs, expenses or disbursements of any kind or nature whatsoever that arise out of or in any way relate to or result from or out of (a) the transactions contemplated by the Facility Documents or (b) any investigation or defense of, or participation in, any legal proceeding relating to the execution, delivery, enforcement, performance or administration of the Facility Documents (whether or not such Indemnitee is a party thereto) (collectively, the “Indemnified Liabilities”); provided that the Seller shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any Indemnitee.  Any payments required to be made by the Seller under this section shall be due upon demand.  The indemnity provisions of this section shall survive the termination of this Insurance Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01  Amendments, Etc.  No amendment, waiver or modification of any provision of this Insurance Agreement, or any consent to any departure therefrom, shall in any event be effective unless in writing and signed by each of MBIA, Triple-A, Merrill, the Collateral Agent and the Liquidity Agent; provided that, (i) any amendment, waiver or modification of Sections 4.01, 4.02, 5.04 or 5.07, insofar as such Sections impose no duties nor confer any rights on the Liquidity Agent or the Liquidity Banks nor any rights or obligations of any other party with respect thereto, or any consent to any departure therefrom, may be effective without the consent of the Liquidity Agent; (ii) any amendment, waiver or modification of any provision of Section 3.03(a) or of Sections 5.04, 5.05, 5.07 or of this Article VI insofar as such sections affect the Seller shall require the prior written consent of the Seller; and (iii) in any event, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.  No amendment to this Insurance Agreement or the Triple-A Insurance Policy or the Liquidity Insurance Policy shall in any event be effective until S&P and Moody’s confirm that such amendment would not cause the then current rating assigned to the Commercial Paper Notes to be reduced or withdrawn.

SECTION 6.02  Notices.  Except to the extent otherwise expressly provided herein, all notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (and if sent by mail, certified or registered, return receipt requested) or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent, addressed as follows:

If to the Seller:

HPSC Bravo Funding, LLC

Sixty State Street, 35th Floor

Boston, Massachusetts  02109-1803

Attention:  President

Telephone:  (617) 720-7251

Telecopier:  (617) 720-7272

If to Triple-A:

Triple-A One Funding Corporation

c/o MBIA Insurance Corporation

113 King Street

Armonk, New York  10504

Attention:  Head of Exposure Management

Telephone: (914) 273-4545

Telecopier: (914) 765-3810

If to MBIA (including as agent):

MBIA Insurance Corporation

113 King Street

Armonk, New York  10504

Attention: Head of Exposure Management

Telephone: (914) 273-4545

Telecopier: (914) 765-3810

If to Merrill (including as Managing Agent)

Merrill Lynch Commercial Finance Corp.

4 World Financial Center

10th Floor

New York, NY  10080

Attention: Grant Jones

Telephone: (212) 449-2695

Telecopier: (212) 449-9015

If to the Liquidity Agent:

National Australia Bank Limited

200 Park Avenue

34th Floor

New York, NY  10166

Attention:  Dave Hummer

Telephone:  (212) 916-9513

Telecopier:  (212) 983-1969

SECTION 6.03  Payments.  All payments to MBIA hereunder shall be made in lawful currency of the United States and in immediately available funds and shall be made prior to 2:00 p.m. (New York City time) on the date such payment is due by wire transfer to such office or account as MBIA may direct from time to time.  Payments received by MBIA after 2:00 p.m. (New York City time) shall be deemed to have been received on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if any, in connection with such payment.

Whenever any payment under this Insurance Agreement shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest or fees, if any, in connection with such payment.

SECTION 6.04  No Waiver: Remedies and Severability.  No failure on the part of MBIA or the Controlling Beneficiary to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided elsewhere or by law.  The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by the parties hereto and hereunder is unavailable or unenforceable will not affect in any way the ability of such parties to pursue any other remedy available to them.  In the event any provision of this Insurance Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or any other provisions of this Insurance Agreement.

SECTION 6.05  Assignment, Etc.  This Insurance Agreement shall be binding upon and inure to the benefit of the parties hereto (including the Liquidity Agent on behalf of the Liquidity Banks) and their respective successors and permitted assigns.  No Purchaser or Managing Agent nor the Collateral Agent shall sell, assign or transfer to any Person (other than to MBIA pursuant to the terms of this Insurance Agreement, or the assignment by Triple-A contemplated pursuant to the terms of the Liquidity Security Agreement), or otherwise dispose of, at any time, any of its rights or obligations hereunder or under any of the Facility Documents, or any of its interests herein or therein, unless the assignee agrees to be bound by the terms and provisions of this Insurance Agreement and such sale, assignment, transfer or other disposition otherwise complies with the requirements and restrictions set forth therefor in the applicable Facility Documents and any restrictions under applicable law.

SECTION 6.06  Participations, Etc.  (a) MBIA shall have the right to grant participations in its rights under this Agreement and to enter into contracts of reinsurance with respect to the Insurance Policies upon such terms and conditions as MBIA may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve MBIA of any of its obligations hereunder or under the Insurance Policies and no such reinsurer or participant may have any direct rights against the other parties hereto and that no Insured Party will have any obligation to communicate or have any relationship whatsoever with any reinsurer or participant in order to enforce the obligations of MBIA under the Insurance Policies.

(b)                                 In addition, MBIA shall be entitled to assign or pledge to any bank or other lender providing liquidity or credit with respect to the Receivables Purchase Agreement or the obligations of MBIA in connection therewith, any rights of MBIA under the Facility Documents, any real or personal property or other interests pledged to MBIA, or in which MBIA has a security interest, in connection with the Receivables Purchase Agreement.

(c)                                  Except as provided herein with respect to participants and reinsurers and in Section 6.05 with respect to assignees, nothing in this

Agreement shall confer any right, remedy or claim, express or implied, upon any Person, other than the parties hereto, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto.

SECTION 6.07  Termination of this Insurance Agreement and the Insurance Policies; Continuing Obligations.  This Insurance Agreement shall create and constitute continuing obligations of the Seller and the other parties hereto in accordance with its terms, and such obligations will terminate on the date which occurs after the termination of the Insurance Policies when MBIA has recovered all of the payments it has made, if any, under the Insurance Policies or pursuant to Section 3.02.  Any termination of this Insurance Agreement will be effective only upon the delivery to MBIA of the Insurance Policies, whereupon the Insurance Policies will be cancelled and MBIA’s liability thereunder will cease except as specified therein with respect to Preference Amounts.

SECTION 6.08  GOVERNING LAW.  THIS INSURANCE AGREEMENT IS TO BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER ARE TO BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.09  No Recourse.  Anything contained in this Insurance Agreement or any other Facility Document to the contrary notwithstanding, all payments to be made by Triple-A under this Insurance Agreement shall be made by Triple-A solely from available cash, which shall be limited to the (a) proceeds of collections and other amounts payable by or on behalf of the Seller to Triple-A in connection with any of the Facility Documents and (b) drawings made by Triple-A under the Triple-A Insurance Policy (collectively “Available Funds”).  No recourse shall be had against Triple-A personally or against any incorporator, shareholder, officer, director or employee of Triple-A with respect to any of the covenants, agreements, representations or warranties of Triple-A contained in this Insurance Agreement, or any other Facility Document, it being understood that such covenants, representations or warranties are enforceable only against Available Funds.  The provisions of this Section shall survive the termination of this Insurance Agreement.  The parties to this Insurance Agreement hereby acknowledge that, pursuant to the terms and conditions of this Insurance Agreement and the other Facility Documents, Triple-A is or may be required, from time to time, to make certain payments to such parties, either as compensation for services rendered, reimbursement for out of pocket expenses, indemnification, or otherwise, as set forth herein and therein.  Such parties hereby agree that, notwithstanding any provision of any Facility Document, (i) Triple-A shall not make any such payment to any such party, (ii) Triple-A shall have no duty, liability or obligation to make any such payment to any such party, (iii) no such payment shall be due from Triple-A and (iv) no such party shall have any right to enforce any claim against Triple-A in respect of any such payment, in each case at any time that any Commercial Paper Note is outstanding and no Insolvency Event (as defined below) has occurred and is continuing, and in each case unless and except to the extent that (x) the making of such payment by Triple-A would not render Triple-A insolvent and (y) Triple-A has received Available Funds with respect to such obligations which may be used to make such payment and which funds are not required to pay Commercial Paper Notes when due; provided, however, that the foregoing shall not be construed to prohibit a drawing on the Liquidity Insurance Policy by the Liquidity Agent.  As used in this Section the term “Insolvency Event” shall mean the entry against Triple-A of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and, in the case of any such proceeding instituted against Triple-A, either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or an order for relief as described below has been entered, or the consent by Triple-A to or the entry of an order for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, readjustment of debt, order of relief, marshalling of assets and liabilities of or relating to Triple-A or the filing by Triple-A of a petition to take advantage of any applicable insolvency or reorganization statute.

SECTION 6.10  Counterparts.  This Insurance Agreement may be executed in counterparts by the parties hereto, and each such counterpart will be considered an original and all such counterparts will constitute one and the same instrument.

SECTION 6.11  Section Headings, Etc.  The headings of sections, paragraphs and clauses contained in this Insurance Agreement are provided for convenience only.  They form no part of this Insurance Agreement and do not and will not affect its construction or interpretation.

SECTION 6.12  Reference to and Effect upon Prior Insurance Agreement.

(a)                                  From and after the Effective Date, (i) the terms and provisions of this Insurance Agreement shall amend and supersede the terms and provisions of the Prior Insurance Agreement and (ii) all references in any other Facility Documents to the Insurance Agreement shall mean and be a reference to this Insurance Agreement.  It is expressly understood and agreed that the execution and delivery of this Insurance Agreement is not intended to be, and shall not be construed as, a novation of the Prior Insurance Agreement.  Each of the parties hereto (other than Merrill) ratifies the representations, warranties, covenants and indemnities made in the Prior Insurance Agreement, and each of the parties hereto agrees that such agreement is, as of the date hereof, in full force and effect except to the extent expressly modified hereby.  Without limiting the foregoing, each of the parties hereto agrees that CapMAC shall retain all rights of reimbursement, subrogation and indemnification under the Prior Insurance Agreement and each Swap Bond until such Swap Bond shall be terminated by the issuance by MBIA of a swap insurance policy in replacement thereof.

(b)                                 Each of Triple-A and the Liquidity Agent on behalf of the Liquidity Banks hereby agrees that, upon receipt by such Person of the Triple-A Insurance Policy and the Liquidity Insurance Policy, respectively, (i) the Surety Bond issued by CapMAC under the Prior Insurance Agreement for the benefit of such Person and all obligations of CapMAC thereunder will be immediately terminated without further action on the part of such Person or of CapMAC and (ii) such Person shall promptly return all originals of such Surety Bond to CapMAC or to MBIA.

IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

CAPITAL MARKETS ASSURANCE CORPORATION

By:	/s/ Glenn H. Roder
Name: Glenn H. Roder
Title: Vice President

TRIPLE-A ONE FUNDING CORPORATION

By: MBIA Insurance Corporation, its attorney-in-fact

By:	/s/ Glenn H. Roder
Name: Glenn H. Roder
Title: Vice President

MBIA INSURANCE CORPORATION, as Insurer, Collateral Agent and Triple-A Managing Agent

By:	/s/ Glenn H. Roder
Name: Glenn H. Roder
Title: Vice President

MERRILL LYNCH COMMERCIAL FINANCE CORP., individually and as a Managing Agent

By:	/s/ Joshua A. Green
Name: Joshua A. Green
Title: Director

NATIONAL AUSTRALIA BANK LIMITED
as Liquidity Agent

By:	/s/ David Hummer
Name: David Hummer
Title: Director

HPSC BRAVO FUNDING, LLC

By:	/s/ Stephen K. Ballou
Name: Stephen K. Ballou
Title: Manager